For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Substantial Improvement in
Fiscal 2005 Third-Quarter Net Earnings
Operating Earnings Increase More Than 80 Percent;
Cash From Operations Increase More Than 160 Percent;
Outstanding Debt At Lowest Level Since Public Inception

GRAND RAPIDS, MICHIGAN-January 26, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 16-week fiscal 2005 third quarter ended January 1, 2005.

The Company reported third-quarter net earnings from continuing operations of $5.8 million, or $0.28 per diluted share, compared to a net loss from continuing operations of $4.1 million, or $0.20 per diluted share, in the corresponding period last year, representing the fourth consecutive quarter of earnings improvement. In addition, cash flow from operations increased more than 160 percent from the prior year's level to $47.8 million. The improved financial performance was due primarily to more favorable gross profit margins in its Pharm and distribution operations, continued cost containment efforts, lower interest expense from a reduction in this year's debt levels and lower write-offs associated with the Company's refinancing initiatives. The third quarter included a net after-tax benefit of $1.7 million associated with a favorable supply contract settlement and a gain on the sale of the Company's interest in a single-store joint venture, which were partially offset by the write-off of unamortized fees associated with the previously announced credit facility amendment. Last year's third quarter included a non-cash after-tax charge of $5.7 million to write-off unamortized fees due to the Company's refinancing transaction.

Consolidated net sales for the 16-week third quarter were $624.5 million compared with $644.1 million in the corresponding 16-week period last year. Retail sales in the Company's core supermarket operations increased 0.7 percent for the quarter, but were offset by lower sales at its Pharm stores and distribution operations. Third-quarter supermarket comparable store sales increased 0.9 percent, but were offset by the lower sales at Pharm stores, resulting in a total third-quarter comparable store sales decline of 1.2 percent.

"We are pleased to report another quarter with a substantial profitability improvement," stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "The third-quarter operating and net earnings results are the best third-quarter performance we have reported since fiscal 2001. This strong operating performance is the result of our improved product offerings, prudent margin management, and better labor productivity. All of these have enhanced our offer to the customer and improved their overall shopping experience.

"From a sales perspective, we are pleased with the performance of our supermarkets. Despite the competitive environment and prescription sales decrease resulting from the United Auto Workers (UAW) mandate that members use mail order to refill maintenance prescription medication, our supermarket and Pharm stores generated 4.0 percent, two-year comparable store sales growth for the quarter and, 2.5 percent, two-year sales growth on a year-to-date basis. Although our distribution business realized a year-over-year sales decline in the third quarter, we believe that our initiative to transition our customer base to a fully warehouse supported deli and bakery program from our previous jointly managed program will ultimately provide incremental sales and profitability as the program matures. We expect to regain certain business that recently transitioned to other distributors, and we expect to benefit from the continuing retail success and growth of certain distribution customers."

Gross margin improved 90 basis points to 18.8 percent compared with 17.9 percent in last year's third quarter. The improvement was due primarily to a combination of a pre-tax, $2.3 million favorable supply contract settlement, a more targeted promotional strategy at our Pharm stores and improved merchandising execution in our distribution business. The supply contract settlement was due to a costing adjustment that accumulated during the past three years, including approximately $0.6 million which was attributable to fiscal 2005. The Company expects the contract to favorably affect future cost of goods sold.

Operating expenses declined 2.8 percent to $105.9 million from $109.0 million in last year's third quarter. As a percentage of sales, operating expenses increased 10 basis points to 17.0 percent compared with 16.9 percent in the corresponding quarter last year, due primarily to lower fixed cost leverage from a decline in sales volume and higher employee benefit and compensation costs.

Third-quarter operating earnings increased by more than 80 percent to $11.4 million from $6.1 million in last year's third quarter as a result of the factors mentioned above.

Net earnings for the quarter were $4.5 million, or $0.22 per diluted share, compared to a net loss of $4.1 million, or $0.20 per diluted share, in the same period last year. Included in net earnings are the previously discussed items and a loss from discontinued operations of $1.3 million. The loss from discontinued operations is a non-cash, after-tax charge for a pension withdrawal liability from a multi-employer pension plan affiliated with its previously discontinued Food Town retail supermarket operation. The Company expects to pay this liability over several years and does not anticipate any further pension liabilities attributable to the discontinued operations.

Year-to-date

Year-to-date operating earnings more than doubled to $29.6 million from $12.5 million for the same period last year. The operating earnings improvement was due primarily to higher gross profit margins and lower operating expenses. Net earnings for the 40-week period increased to $13.0 million, or $0.63 per diluted share, from a net loss of $8.4 million, or $0.42 per diluted share in the corresponding period last year. Year-to-date net earnings include a $1.6 million loss from discontinued operations, or $0.08 per diluted share, compared with a $4.0 million loss from discontinued operations, or $0.20 per diluted share for the corresponding period last year.

Consolidated net sales for the 40-week year-to-date period decreased 0.8 percent to $1,585.5 million from $1,598.1 million in the corresponding 40-week period last year. Gross margin for the 40-week period improved 50 basis points to 18.8 percent from 18.3 percent in the same period last year. Operating expenses for the year-to-date period declined 4.1 percent to $268.8 million from $280.2 million in the same period last year. As a percentage of sales, operating expenses declined 50 basis points to 17.0 percent from 17.5 percent in the corresponding period last year.

Operating Segments

Retail Segment

The retail division's third-quarter operating earnings increased substantially to $4.6 million from an operating loss of $1.3 million in last year's third quarter. The improvement was due to the favorable supply contract settlement, better merchandise offerings and promotional programs, more targeted promotional activity at the Pharm stores, lower depreciation expense and improved labor efficiency at the retail stores.

Supermarkets

Retail supermarket sales for the quarter increased 0.7 percent to $222.4 million from $220.8 in same period last year. Comparable store sales increased 0.9 percent in the third quarter and, on a two-year basis, increased 4.9 percent despite four rival supercenter store openings during the past four quarters that continued to directly affect sales at the retail stores. The sales increase was due to continued improvements in marketing, merchandising and operations, contributions from new in-store pharmacies and fuel centers, and the previously disclosed change in accounting for bottle deposits which contributed 0.8 percent to the increase. The sales increases were partially offset by lower prescription sales at certain in-store pharmacies due to the previously discussed UAW mail order mandate and the sale of the previously discussed single-store joint venture which resulted in a sales decline of approximately $0.6 million during the third quarter.

Pharm stores

Pharm store sales for the quarter declined 8.8 percent to $55.6 million from $61.0 million in the third quarter last year. The decline was due primarily to lower prescription sales as a result of the previously mentioned UAW mandate and the resulting effect on front end sales. Also contributing to the decrease were the strong sales gains recorded in the previous year's third quarter due to last year's more aggressive promotion strategy and a cycling of customers from the previous year's Food Town store closings. On a two-year basis, which the Company believes more appropriately represents the long-term effect of its retailing strategies and the UAW mandate, comparable store sales at Pharm stores increased 0.6 percent for the third quarter and 2.2 percent for the year-to-date period. The Company expects the year-over-year effect of the UAW mandate to moderate beginning in the fiscal 2006 first quarter.

Distribution Segment

Distribution net sales decreased 4.3 percent to $346.5 million from $362.2 million in last year's third quarter. The decline in distribution sales was due primarily to the transition of two distribution customers to new suppliers (as previously disclosed in the Company's second-quarter public filings), a lower than anticipated initial customer conversion rate from the previously mentioned change in the Company's deli and bakery program (approximately $8.5 million for the quarter), the UAW mandate, which led to lower prescription drug program sales (approximately $1.5 million for the quarter) and lower other direct sales to customers (approximately $2.5 million for the quarter). Sales to the transitioned accounts totaled approximately $7.0 million in the prior-year third quarter. The declines were partially offset by net new business during the third quarter and incremental sales from the previously disclosed shift in the Company's fall private label sale.

Operating earnings for the segment were $6.9 million compared with $7.4 million in last year's third quarter. The operating earnings decline was due primarily to higher employee benefit costs and less fixed cost leverage from the lower sales volumes. The distribution operating profits were not significantly affected by the sales declines, because the prior deli and bakery, pharmacy and direct sales programs generate significantly lower profit margins.

Cash Flow & Balance Sheet

Strengthening business fundamentals have significantly improved the Company's cash flow. Year-to-date, cash from operations improved more than 160 percent to $47.8 million compared with $17.9 million in the corresponding year-to-date period last year. The improvement is a direct result of higher profitability and a continuing focus on better working capital management.

The improved cash flow led to a $27.0 million, or 20.9 percent, decline in total long-term debt (including current maturities) to $101.8 million as of January 1, 2005 from $128.8 million at the end of fiscal 2004. Due to its stronger financial position, the Company completed a credit facility amendment that included a repayment of its higher interest rate subordinated debt, a decrease in its interest rate spread and an increase in credit availability.

Outlook

"Our supermarket comparable store sales growth moderated during the quarter. We expect this trend to stabilize during fiscal 2006 as we continue to enhance the customer shopping experience by adding convenient services and improving existing product and service offerings. We also expect to benefit from the continued contraction of conventional competitors, which should help offset the effect of new supercenters expected to open in our markets," continued Mr. Sturken. "Our retail offering continues to improve as our category management practices take hold and bring customers a better mix of products at competitive market prices. We continued to make shopping convenience and service a competitive advantage by opening four new in-store pharmacies and three fuel centers during the quarter. We expect additional sales growth opportunities in these critical convenient services areas.

"We remain focused on continually improving our customer shopping experience and, as such, expect to complete a major store expansion, two store remodels and one minor remodel by the end of fiscal 2005. We also expect to complete two store expansions and store remodels and/or merchandise resets at another 10 to 15 stores during fiscal 2006.

"We now have a more focused and efficient promotional strategy and a better general merchandise product mix at our Pharm stores. These improvements, along with better labor utilization, have substantially improved the operating cash flow performance at these stores," said Mr. Sturken.

"Although distribution sales for the quarter declined for the reasons mentioned , we expect to regain a significant percentage of the sales from the transitioned accounts and to attract new customers, while growing existing programs with our current customer base as we move through fiscal 2006.

"Our private-label products continue to be a valued asset with solid growth potential. These products recently received a packaging design award from PLBuyer trade magazine and are one of the most widely recognized private-label brands in the state of Michigan. We are very pleased to have the packaging now match the high quality of these products. We are working aggressively to increase sales penetration of these products at both the retail and distribution levels," concluded Mr. Sturken.

The Company revised its fiscal 2005 consolidated net sales outlook to range from a one-half to one percent decrease. Comparable store sales are expected to range from flat to an increase of one percent. Consolidated gross margin as a percentage of sales is expected to be higher than fiscal 2004's level by the end of fiscal 2005. Operating expenses in total and as a percentage of sales are expected to be lower than reported in fiscal 2004. Due to the seasonality of its 30 northern Michigan retail stores and the impact of higher employee benefit costs, operating expense run rates during the fourth quarter will be higher than those reported during the 40-week year-to-date period. Fiscal 2005's depreciation expense is expected to approximate $21 million and capital expenditures are expected to be approximately $22 million to $25 million. Assuming current interest rate levels, fourth quarter interest expense is expected to be lower than previous quarters due to the Company's recently announced credit facility amendments.

Conference Call

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, January 27, 2005. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "anticipates", "believes", "expects", "looks forward", or that a particular result or event "continues", "should", or "will be" the result or occurrence; or similarly stated expectations. Our "Outlook" discussion consists of forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully implement our strategies and achieve our goals and expected results is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

Net sales	$624,517	$644,119	$1,585,543	$1,598,059
Cost of sales	507,165	529,035	1,287,200	1,305,345
Gross margin	117,352	115,084	298,343	292,714

Operating expenses
Selling, general and administrative	99,741	101,112	252,676	260,167
Depreciation and amortization	6,171	7,873	16,104	20,068
Total operating expenses	105,912	108,985	268,780	280,235

Operating earnings	11,440	6,099	29,563	12,479

Non-operating expense (income)
Interest expense	2,897	3,668	7,466	10,776
Debt extinguishment	561	8,798	561	8,798
Other, net	(939)	(111)	(910)	(286)
Total non-operating expense, net	2,519	12,355	7,117	19,288

Earnings (loss) before income taxes and discontinued operations	8,921	(6,256)	22,446	(6,809)
Income taxes	3,123	(2,187)	7,855	(2,380)

Earnings (loss) from continuing operations	5,798	(4,069)	14,591	(4,429)

Loss from discontinued operations, net of taxes	(1,273)	(8)	(1,562)	(3,993)

Net earnings (loss)	$4,525	$(4,077)	$13,029	$(8,422)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.28	$(0.20)	$0.72	$(0.22)
Loss from discontinued operations	(0.06)	(0.00)	(0.08)	(0.20)
Net earnings (loss)	$0.22	$(0.20)	$0.64	$(0.42)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.28	$(0.20)	$0.71	$(0.22)
Loss from discontinued operations	(0.06)	(0.00)	(0.08)	(0.20)
Net earnings (loss)	$0.22	$(0.20)	$0.63	$(0.42)

Weighted average number of shares outstanding:
Basic	20,498	20,053	20,416	19,999
Diluted	20,795	20,053	20,658	19,999

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	January 1, 2005	March 27, 2004
ASSETS
Current assets
Cash and cash equivalents	$14,576	$12,838
Accounts receivable, net	40,859	39,732
Inventories	96,229	97,771
Other current assets	14,007	15,931
Property and equipment held for sale	3,826	4,051
Total current assets	169,497	170,323

Other assets
Goodwill, net	72,315	72,105
Deferred taxes on income	19,221	25,147
Other	13,423	16,438
Total other assets	104,959	113,690

Property and equipment, net	106,784	108,437
Total assets	$381,240	$392,450

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$79,879	$75,206
Accrued payroll and benefits	24,865	24,374
Insurance reserves	6,508	7,009
Other accrued expenses	19,810	20,291
Current maturities of long-term debt	2,827	4,177
Total current liabilities	133,889	131,057

Other long-term liabilities	28,887	31,110

Long-term debt	98,991	124,616

Shareholders' equity

Common stock, voting, no par value; 50,000 shares authorized; 20,502 and 20,092 shares outstanding	118,032	116,666
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(768)	(179)
Accumulated other comprehensive loss	(182)	(182)
Retained earnings (accumulated deficit)	2,391	(10,638)

Total shareholders' equity	119,473	105,667

Total liabilities and shareholders' equity	$381,240	$392,450

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(40 weeks)	(40 weeks)
	January 1, 2005	January 3, 2004

Net cash provided by operating activities	$47,819	$17,903

Net cash used in investing activities	(15,144)	(7,068)

Net cash used in financing activities	(26,896)	(9,400)

Net cash used in discontinued operations	(4,041)	(6,737)

Net increase (decrease) in cash and cash equivalents	1,738	(5,302)

Cash and cash equivalents at beginning of period	12,838	23,306

Cash and cash equivalents at end of period	$14,576	$18,004

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks)	(16 weeks)	(40 weeks)	(40 weeks)
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Retail Segment:

Net Sales	$277,985	$281,871	$723,685	$724,646
Operating Earnings (Loss)	$4,583	$(1,343)	$11,523	$(83)

Grocery Distribution Segment:

Net Sales	$346,532	$362,248	$861,858	$873,413
Operating Earnings	$6,857	$7,442	$18,040	$12,562